Exhibit 10.88

Borland	831-431-1000
100 Enterprise way	Fax: 831-431-4113
Scotts Valley, CA 95066-3249	www.borland.com

July 5, 2006

Michael Sullivan

[Address omitted]

RE: Employment Terms

Dear Mike,

On behalf of Borland Software Corporation (“Borland”), I am pleased to promote you to the position of Principal Accounting Officer reporting to Tod Nielsen. This letter sets out the terms of your employment with Borland. This offer is contingent upon successful completion of an employee background check.

From July 5, 2006, in consideration for your service to Borland, you will be paid a base salary of $7,692.31 every two weeks (which equals $200,000.00 per year), less applicable taxes and other withholdings in accordance with Borland’s standard payroll practices. In addition, you will be eligible to participate in various Borland fringe benefit plans, including: Group Health Insurance. For the duration of your assignment in the role of Principal Accounting Officer you will be covered by Borland’s Director and Officer Policy. Borland reserves the right to modify employee benefit plans and policies, as it deems necessary.

In addition, Borland considers you to be a key person and wants to ensure your commitment to the organization. As such, you will also be eligible to earn a retention bonus of $150,000.00 (the “Retention Bonus”). To earn the Retention Bonus you must be (a) an employee in good standing with Borland through October 19, 2006 and (b) complete the goals and objectives (the “Criteria”) established by Borland’s President and Chief Executive Officer (“CEO”) in consultation with you. If the CEO reasonably determines that such Criteria have been met, the Retention Bonus will be deemed earned. However, if you voluntarily resign from your position or if your employment is terminated for “cause”1 prior to earning the Retention Bonus, as set forth above, you will not be entitled to any part of the Retention Bonus. In the event that Borland terminates your employment without Cause before October 19, 2006, the Retention Bonus will be considered earned and therefore you will be paid the full retention bonus of $150,000.00. Once earned, the Retention Bonus will be paid in the next practical payroll run. The Retention Bonus is subject to all applicable withholdings and deductions as reasonably determined by the Borland payroll department.

[1]	For purposes of this Agreement, termination for “cause” shall mean termination of your employment relationship with Borland for any of the following reasons: (i) theft, embezzlement, misconduct, misappropriation of funds or property, or fraud against, or with respect to the business of Borland; (ii) breach by you of any material term of any agreement between you and Borland, if such breach is capable of being cured, the failure by you to cure such breach within ten (10) business days of written notice of such breach; (iii) your conviction of any crime that impairs your performance of duties for Borland; (iv) as a result of your reckless or willful misconduct, you commit any act that causes, or knowingly fails to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of Borland or (v) after written notice to you, and a reasonable opportunity to correct, your failure or inability to perform any of your assigned duties for Borland.

Pursuant to the Segue Software, Inc. (“Segue”) Special Termination and Vesting Plan, (“the Plan”), the Change of Control provision will remain in effect in accordance with the Plan. Specifically, in the event of a Terminating Event (as defined in Segue Software Inc.’s Special Termination and Vesting Plan) if you are terminated from your employment with Borland, within one (1) year of the Change of Control (defined herein as April 19, 2006, the date of Borland’s acquisition of Segue), notwithstanding anything to the contrary contained in Segue’s Amended and Restated Incentive and Non-qualified Stock Option Plan, any option agreement granted under the Segue Option Plan or any other agreements between Segue and covered employee pursuant to which options to purchase shares of Stock of Segue have been granted (including, without limitation, the definition of “cause” contained therein), upon such Terminating Event, you shall be entitled to payment of the Unvested Option Consideration (as that term is defined in Section 2.9(a) of the Agreement and Plan of Merger by and among Borland Software Corporation, Beta Merger Sub, Inc. and Segue Software, Inc. dated as of February 7, 2006) with respect to the number of your unvested Segue Stock Options that would have become vested and exercisable as of the effective date of such Terminating Event. Nothing in this paragraph is intended to give you a Change of Control Plan for any Borland stock options you have been granted or may be granted in the future.

Upon termination of your employment, you will be eligible for a severance package under the terms and conditions of the Plan (except as modified by this agreement). Pursuant to and in accordance with the Terminating Event benefits set forth in the Plan, you will be eligible for twelve (12) months of base salary (calculated at a base salary of $175,000) and twelve (12) months of COBRA benefits provided your employment ends within one year of the Change in Control (April 19, 2006). In addition to the severance under the Plan but consistent with the terms and conditions of such Plan, you will also be eligible for an additional four (4) months of base salary (calculated at a base salary of $200,000) as severance. Borland will also arrange to provide you with outplacement services as well, to assist you in searching for new employment. Please note that receipt of severance benefits is conditioned upon signing a standard release agreement acceptable to Borland. All severance payments will be subject to tax withholding and deductions per standard Borland payroll policy, and they will be paid in one lump sum within one (1) week of the effective date of your signed release.

In the event Borland reasonably determines that any payments or other compensation to you under this agreement, the Plan, or a written employee benefit plan subject to ERISA, fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

Despite the Retention Bonus opportunity, your employment with Borland is “at will”; it is for no specified term, and may be terminated by you or Borland at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Borland on the terms and conditions of your employment. The “at will” nature of your employment may only be changed in an express written agreement signed by you and Borland’s President and CEO.

By accepting employment with Borland, you represent that you will not be acting in breach of any agreement with any of your previous employers. Should you accept this offer, I would like to remind you that it is Borland’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than Borland. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. You represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with any of your previous employers.

You understand that Borland may provide you with one or more types of equipment to help you perform your duties for Borland, including, but not limited to, computers, cellular telephones and wireless messaging devices. You further understand that it is your obligation to take proper care of all such equipment during your employment, and to return such equipment to Borland in good working order immediately upon the termination of your employment with Borland for any reason. If you fail to return any such equipment to Borland upon the termination of your employment, you hereby authorize Borland to deduct the cost of any unreturned equipment from your final paycheck.

Like all Borland employees, you will be required, as a condition to your employment with Borland, to sign Borland’s standard Employee Confidentiality and Assignment of Inventions Agreement, a copy of which is included with this letter.

To ensure the timely and economical resolution of disputes that arise in connection with your employment with Borland, you and Borland agree that any and all disputes, claims, or causes of action (collectively, “Claims”) arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment (including, but not limited to, any Claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules, or other arbitrator or arbitration rules to which you and Borland mutually agree. To determine the resolution of any disputes, as described above, the laws of the State where you reside shall apply. By agreeing to this arbitration procedure, both you and Borland waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or Borland would be entitled to seek in a court of law. Borland shall pay all arbitrator and arbitration administrative fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or Borland from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

With the exception of any agreement with Segue Software, Inc. pertaining to proprietary, trade secret or other confidential information and/or the ownership of inventions or non-competes, which shall remain in full force and effect and is unaffected by this Agreement, this agreement and the other agreements referred to above constitute the entire agreement between you and Borland regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and Borland. This agreement may only be modified by a document signed by you and the Senior Vice President of Human Resources of Borland.

We look forward to working with you at Borland. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer.

Sincerely,
Borland Software Corporation
By:	/s/ Jonathan Schoonmaker
Jonathan Schoonmaker
Senior Vice President, Human Resources

I have read the above employment offer and accept employment with Borland on the terms and conditions set forth in this agreement.

Date: July 5, 2006	/s/ Michael Sullivan
Michael Sullivan